Exhibit 99.2

Novartis data42 AG

Publication of the decision to launch a voluntary public takeover offer
(freiwilliges öffentliches Übernahmeangebot) in accordance with sec. 10 para. 1 sentence 1 in conjunction with sec. 29 para. 1 and sec. 34 of the German Securities Acquisition and Takeover Act
(Wertpapiererwerbs- und Übernahmegesetz)

Bidder:

Novartis data42 AG

Lichtstraße 35

4056 Basel, Switzerland

registered with the commercial register office of the Canton of Basel-City under company number

CHE- 477.907.492

Target Company:

MorphoSys AG

Semmelweisstrasse 7

82152 Planegg

registered in the commercial register of the local court of Munich under HRB 121023.

ISIN: DE0006632003

Novartis data42 AG (in future: Novartis BidCo AG) (BidCo), a wholly-owned (indirect) subsidiary of Novartis AG (Novartis), has decided on 5 February 2024, to offer to the shareholders of MorphoSys AG (MorphoSys), by way of a voluntary public takeover offer, to acquire all no-par value bearer shares in MorphoSys, each representing a pro rata amount of the registered share capital of MorphoSys of EUR 1.00 per share (ISIN: DE0006632003) (MorphoSys Shares) against payment of a cash consideration in the amount of EUR 68.00 per MorphoSys Share.

BidCo and Novartis also entered into a business combination agreement with MorphoSys, which contains the principal terms and conditions of the takeover offer, as well as the mutual intentions and understandings relating thereto.

The consummation of the transaction will be subject to certain closing conditions. These will include, inter alia, receipt of the required antitrust clearances and achieving a minimum acceptance of at least 65% of the MorphoSys Shares.

BidCo further reserves the right, to the extent legally permissible, to modify the final terms and conditions of the offer and to deviate from the above conditions and other key parameters, including by providing for additional conditions.

The offer document and further notifications relating to the takeover offer will be published on the internet under www.novartis.com/investors/morphosys-acquisition.

Forward Looking Statements

This announcement contains statements of historical fact or “forward looking statements”, including with respect to the proposed acquisition of MorphoSys by Novartis. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding the ability of Novartis and MorphoSys to complete the transactions contemplated by the business combination agreement (including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the business combination agreement), the expected timetable for completing the transaction, the benefits sought to be achieved in the proposed transaction, the potential effects of the proposed transaction on Novartis and MorphoSys, the potential marketing approvals, new indications or labeling for the product candidates MorphoSys is developing, including Pelabresib, or regarding expected benefits and success of, or potential future revenues from such products. You should not place undue reliance on these statements. Such forward-looking statements are based on our current beliefs and expectations regarding future events, and are subject to significant known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to: the risk that the closing conditions for the proposed transaction will not be satisfied, including the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; uncertainty as to the percentage of MorphoSys shareholders that will support the proposed transaction and tender their shares in the offer; the risk of shareholder litigation relating to the proposed transaction, including resulting expense or delay; the possibility that the proposed transaction will not be completed in the expected timeframe or at all, potential adverse effects to the businesses of Novartis or MorphoSys during the pendency of the proposed transaction, such as employee departures or distraction of management from business operations, the potential that the expected benefits and opportunities of the proposed transaction, if completed, may not be realized or may take longer to realize than expected, risks related to the integration of the MorphoSys into Novartis subsequent to the closing of the proposed transaction and the timing of such integration. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. A further list and descriptions of these risks uncertainties and other factors can be found in the current Form 20-F filed by Novartis with the U.S. Securities and Exchange Commission (SEC).

Novartis is providing the information in this announcement as of this date and does not undertake any obligation to update any forward-looking statements contained in this announcement as a result of new information, future events or otherwise.

Important Information about the Tender Offer

This announcement is neither an offer to sell or purchase nor a solicitation of an offer to sell or purchase MorphoSys shares. Moreover, this announcement is neither an offer to purchase nor a solicitation to purchase shares of BidCo. The final terms and further provisions regarding the takeover offer (also referred to a tender offer) will be in the offer document once its publication has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht or BaFin). BidCo reserves the right to deviate from the basic terms presented herein in the final terms and provisions. Investors and holders of MorphoSys shares are strongly recommended to read the offer document and all other documents in connection with the public takeover offer as soon as they are published, as they will contain important information.

Subject to the exceptions described in the offer document and any exceptions granted by the relevant regulatory authorities, a public takeover offer is not being made, directly or indirectly, in or into those jurisdictions where to do so would constitute a violation pursuant to the laws of such jurisdiction.

The tender offer described in this announcement has not yet commenced, and this announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The terms and conditions of the tender offer will be published in, and the offer to purchase ordinary shares of MorphoSys will be made only pursuant to, the offer document and related offer materials prepared by Novartis and BidCo and as approved by BaFin. Once the necessary permission from BaFin has been obtained, the offer document and related offer materials will be published in Germany and also filed with the SEC on Schedule TO at the time the tender offer is commenced. MorphoSys intends to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer and to publish a recommendation statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis and BidCo expect to request no-action and exemptive relief from the SEC to conduct the tender in the manner described in the offer document.

Novartis and its affiliates or brokers (acting as agents of BidCo or its affiliates, if any) may, to the extent permitted by applicable laws or regulations, directly or indirectly, acquire shares in MorphoSys or enter into agreements to acquire shares outside of the tender offer before, during or after the term of the tender offer. This also applies to other securities convertible into, exchangeable for or exercisable for shares of MorphoSys. These purchases may be concluded via the stock exchange at market prices or outside the stock exchange on negotiated terms. If such purchases or agreements to purchase are made, they will be made outside the United States and will comply with applicable law, including, to the extent applicable, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (including pursuant to any requested no-action and exemptive relief from the SEC).

All information regarding such purchases will be disclosed in accordance with the laws or regulations applicable in Germany or any other relevant jurisdiction. In addition, the financial advisors of Novartis may also act in the ordinary course of trading in securities of MorphoSys, which may include purchases or agreements to purchase such securities.

INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT, INCLUDING AN OFFER TO PURCHASE, MEANS TO TENDER AND RELATED TENDER OFFER DOCUMENTS) THAT WILL BE FILED BY NOVARTIS AND BIDCO WITH THE SEC AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT WILL BE FILED BY MORPHOSYS WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Once filed, these documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, means to tender and certain other related tender offer documents (once they become available) may also be obtained for free on Novartis’s website at www.novartis.com/investors/morphosys-acquisition. A copy of the solicitation/recommendation statement will be made available by MorphoSys at www.morphosys.com/en/investors/Novartis-TakeoverOffer or by contacting MorphoSys’s investor relations department at +49 89 89927 179. These materials may also be obtained through the information agent for the tender offer, which will be named in the tender offer materials.

Basel, 5 February 2024

Novartis data42 AG

Administrative Board